UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported):   July 24, 2015

LEO MOTORS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	00053525 (Commission File Number)	953909667 (IRS Employer Identification No.)

3F, Seowunro Gil 14, SeochoGu, Seoul,	137863
Republic of Korea

(Address of Principal Executive Offices)	(Zip Code)

2911, Hasangokdong, Hanam City, Gyeonggido, Republic of Korea,465250
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a12)

☐ Precommencement communications pursuant to Rule 14d2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐ Precommencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 3.03 Material Modification to Rights of Securities Holders

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On July 15, 2015, Leo Motors, Inc., a Nevada Corporation (the “Company”) held a meeting of the Board of Directors. The subject of the meeting was a proposed resolution to amend the Company's Articles of Incorporation to increase the  authorized issuable common stock by one hundred million shares (100,000,000).

The Company's Board of Directors unanimously approved this resolution and has amended and restated the Company's articles to such effect. In addition, while the Company was amending and restating its articles, the names of the members of the Board of Directors listed in such articles, was amended to bring it current with the Company's present board members as reflected with the Nevada Secretary of State. A copy of this resolution and the meeting minutes is attached hereto along with the Amended and Restated Articles of Incorporation of the Company filed with and accepted by the Nevada Secretary of State.

This resolution will increase the total number of authorized common shares of the Company to three hundred million (300,000,000) of which 158,114,476 are currently issued and outstanding.  While current common shareholders will be diluted to the extent additional shares are issued, the additional one hundred million common shares will allow the Company to finance continued business operations, to fund equity based strategic acquisitions and to build shareholder value.

Exhibit No.	Description.

10.1	First Amended and Restated Articles of Incorporation of Leo Motors, Inc. accepted July 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC.

Dated: July 29, 2015
By: /s/ Shi Chul Kang
Shi Chul Kang
Co-Chief Executive Officer

By: /s/ Jun Heng Park
Jun Heng Park
Co-Chief Executive Officer